Exhibit 77(q)(1)(e)(3)

                               AMENDED SCHEDULE A

                               with respect to the

                             SUB-ADVISORY AGREEMENT

                                     between

                              ING INVESTMENTS, LLC

                                       and

                       AELTUS INVESTMENT MANAGEMENT, INC.



Series                                             Annual Sub-Advisory Fee

ING VP Growth Portfolio                                     0.270%

ING VP Index Plus LargeCap Portfolio                        0.158%

ING VP Index Plus MidCap Portfolio                          0.180%

ING VP Index Plus SmallCap Portfolio                        0.180%

ING VP International Equity Portfolio                       0.383%

ING VP Small Company Portfolio                              0.338%

ING VP Value Opportunity Portfolio                          0.270%